Exhibit 10.25
SUMMARY OF DIRECTOR COMPENSATION
     Directors who are not employees of Black Box Corporation (the “Company”) receive directors’ fees of $35,000 per annum, paid quarterly, and an additional fee of $2,000 for each meeting of the Board of Directors attended in person and $1,000 for each meeting of the Board of Directors attended via telephone. The Chairman of the Board also receives an annual fee of $60,000, paid quarterly. Non-employee directors also may receive grants of stock options or stock appreciation rights under the 1992 Director Stock Option Plan, as amended (the “Director Plan”). No options or stock appreciation rights were granted to non-employee directors of the Company under the Director Plan in the fiscal year ended March 31, 2008 (“Fiscal 2008”). Subsequent to the end of Fiscal 2008, each non-employee director received a stock option grant for 6,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), under the Director Plan at an exercise price of $28.71 per share, the fair market value of the Common Stock on the date of grant of the options.
     Members of the Audit Committee of the Board of Directors receive a fee of $1,500 for each meeting of the Audit Committee attended in person or by telephone, and members of each of the Compensation Committee, Nominating Committee and Governance Committee receive a fee of $1,000 for each meeting of the respective committee attended in person or by telephone. The Chairman of the Audit Committee receives an annual fee of $15,000, paid quarterly, while the Chairman of each of the Compensation Committee, Nominating Committee and Governance Committee receives an annual fee of $5,000, paid quarterly.
     In addition, the Company maintains directors’ and officers’ liability insurance. Directors also are reimbursed customary expenses for attending meetings of the board of directors, board committees and stockholders.